Exhibit 32.2

Written Statement of the Vice President — Finance and Chief Financial Officerof
The Middleton Doll CompanyPursuant
to 18 U.S.C. § 1350

        Solely for the purposes of complying with 18 U.S.C. § 1350, I, the undersigned Vice President — Finance and Chief Financial Officer of The Middleton Doll Company (the “Company”), hereby certify, based on my knowledge, that the Quarterly Report of Form 10-Q of the Company for the quarter ended September 30, 2003 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 13, 2003	/s/ Susan J. Hauke
Susan J. Hauke
Vice President Finance and Chief Financial Officer